April 15, 2011
Dear Pulse Shareholder:
At our Annual Meeting of Shareholders scheduled for May 18, 2011, you have the opportunity to decide whether your Board and management team can continue to execute its comprehensive plan to enhance shareholder value at Pulse Electronics, or if the Company’s bright future will be diverted by the self-serving agenda of one of Pulse’s direct competitors, Bel Fuse Inc. Through its unsolicited, uncertain and opportunistic takeover proposal and related nomination of hand-picked directors to the Pulse Board, Bel Fuse is attempting to capture the significant current and future value that rightly belongs to all shareholders.
We urge you to vote “FOR ALL” your Company’s dedicated nominees TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided, and to discard any gold proxy card sent to you by Bel Fuse.
PULSE’S HIGHLY QUALIFIED NOMINEES INCLUDE THREE NEW
INDEPENDENT CANDIDATES WITH VALUABLE EXPERTISE
Your Board unanimously recommends that shareholders elect all of the Company’s nominees: Justin C. Choi, Steven G. Crane, Lawrence P. Reinhold, C. Mark Melliar-Smith, Howard C. Deck and me, Ralph E. Faison. Following discussions in 2010 with some of Pulse’s largest and long-standing shareholders, we have taken decisive steps to add new, independent perspectives and expertise to our Board to serve the best interests of all shareholders. As you may recall, three long-time directors, including the Chairman and CEO who had been with Pulse for more than 10 years, stepped down from the Board in 2010. In addition, one of our current directors has not been nominated for reelection this year.
Additionally, three of Pulse’s nominees this year would be new additions to your Board, bringing valuable industry, corporate governance and financial expertise, as well as additional independence. The new candidates are:
•	Justin C. Choi — Mr. Choi has substantial experience in corporate governance and best practices for the boards of publicly traded companies and in the legal affairs of publicly traded technology companies. He also brings substantial transactional experience, including mergers and acquisitions. He is currently Executive Vice President, General Counsel and Secretary of TrustWave Holdings, Inc., a leading provider of on-demand data compliance solutions. He has held various other senior positions over the course of his career including Senior Vice President, General Counsel and Secretary at Andrew Corporation and Vice President of Law, Corporate and Securities with Avaya. Mr. Choi holds a J.D. degree from Northwestern University School of Law and a B.A. from The Johns Hopkins University.

•	Steven G. Crane — Mr. Crane has experience leading the financial management of a global company, as well as operational expertise. He is the Chief Financial Officer of ModusLink Global Solutions, Inc. (Nasdaq: MLNK) which provides customized supply chain management services to the world’s leading high technology companies. Previously, Mr. Crane served in senior positions at Interactive Data Corporation, including as President of FT Interactive Data and as CFO. Mr. Crane holds a Masters of International Management degree from the Thunderbird Graduate School of International Management and a B.S. in mechanical engineering from Tulane University.

•	Lawrence P. Reinhold — Mr. Reinhold is a CPA and has extensive experience in the electronics industry and a substantial background in the management of finance, legal, human resources, risk management, IT, internal audit, corporate development, and strategic planning functions. He is the Executive Vice President, CFO and a director of Systemax Inc. (NYSE: SYX) which sells personal computers and supplies, consumer electronics and industrial products, as well as designs and manufactures personal computers, computer components and other products. He previously served as Executive Vice President and CFO of Greatbatch, Inc. (NYSE: GB), a multinational developer and manufacturer of electronic components used in medical devices, and as a Managing Partner with PricewaterhouseCoopers. He holds an MBA and a B.S./B.A. from San Diego State University.
Our other nominees this year include current directors, C. Mark Melliar-Smith and Howard C. Deck, who are valuable contributors to the Board, bringing extensive technology and operational experience. I am also nominated for election. As you know, I joined the Company in January 2011 as President and CEO, having most recently served as CEO of Andrew Corporation, a public company and manufacturer of communications equipment and systems. At Andrew, we successfully executed a growth plan, which increased revenues from $865 million in fiscal 2002 to nearly $2.2 billion in fiscal 2007, and subsequently sold the business at a significant premium.
In sum, if elected, seven of the Board’s eight directors would be independent, and five of the eight will have joined the Board since October 2008. I have complete confidence in our Board, and know that we are all committed to acting in the best interests of all Pulse shareholders. Under the changes we made to our governing documents last year to remove long-standing anti-takeover provisions, we are phasing out our “staggered” board, which means all of our directors will be up for reelection in 2012. We think this is a positive, shareholder-friendly change to our corporate governance.
BEL FUSE’S CANDIDATES ARE SIMPLY AGENTS FOR
ITS OPPORTUNISTIC TAKEOVER ATTEMPT
We believe Bel Fuse is nominating candidates to Pulse’s Board for one reason only: to advance its unsolicited, highly uncertain and opportunistic proposal to capture for itself the significant current and future value that rightly belongs to all shareholders.
Bel Fuse has a long track record of employing questionable, hostile tactics, including opportunistically buying small stakes in competitors and agitating for Bel Fuse’s benefit in seeking a merger or partnership. In each instance, Bel Fuse was rejected by the competitors’ Board of Directors. Ultimately, in all situations, Bel Fuse sold its shares and went away, without achieving its goals. We believe Bel Fuse is attempting the same tactics against Pulse.
It is also important to remember that Bel Fuse is a direct competitor to Pulse. Given Board members have access to a company’s proprietary intellectual property and most confidential and competitive information, it is extremely unusual for a company to have directors on its Board who were nominated by a direct competitor. This is especially true in a technology sector like ours, where intellectual property is the lifeblood of the business. We believe there are serious and unnecessary risks in having representatives hand-picked by Bel Fuse on our Board.

PULSE IS POSITIONED FOR GROWTH AND INCREASED PROFITABILITY —
WE BELIEVE OUR STRATEGIC PLAN WILL DELIVER VALUE
We are making solid progress in executing our well-defined strategic plan to enhance shareholder value, including initiatives such as:
•	Improving our wireless business;

•	Lowering operating expenses;

•	Optimizing manufacturing efficiencies;

•	Implementing a new enterprise resource planning (ERP) system; and

•	Building on our technology leadership
Your Board and management team strongly believe in the future of your Company, its industry-leading products, growth prospects and ability to create significant value for shareholders. We believe we can compete and win long-term. It should be noted that we outperformed Bel Fuse in our network and power product groups — the areas in which we compete directly with Bel Fuse — in 2010. As disclosed in our Form 10-K that was filed on March 2, 2011, we grew collective sales in our network and power product groups nearly 40 percent, to $346.3 million, and generated combined operating profit of $30.9 million. According to Bel Fuse’s quarterly press releases, Bel Fuse increased sales from $182.8 million in 2009 to $302.5 million in 2010, of which approximately $55 million was from an acquisition, and non-GAAP operating income was $25.1 million in 2010.
We believe that all Pulse shareholders should reap the benefits of our turnaround plan and bright future. While execution of our plan will take time, we are acting with urgency.
VOTE THE WHITE CARD FOR ALL PULSE’S DIRECTOR NOMINEES TODAY
Pulse’s Board unanimously recommends that you vote “FOR ALL” the highly qualified director candidates nominated by the Company on the enclosed WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any gold proxy card sent to you by Bel Fuse. Even a withhold vote for Bel Fuse’s nominees on Bel Fuse’s proxy card will cancel any previous proxy submitted by you that voted “FOR ALL” the Company’s nominees.
Thank you for your continued support of our efforts to build shareholder value at Pulse.
Sincerely,

Ralph Faison
Chairman, President and Chief Executive Officer Pulse Electronics Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by Bel Fuse.
Safe Harbor
This document contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.